Exhibit 4(b)(iv)

CONTRACT OF SERVICE dated 13 June 2002 between National Grid Group plc (to become National Grid Transco plc) whose registered offices are at 15 Marylebone Road, London, NW1 5JD, England (the “Company”) and Sir John Parker (“You”).

Pre-Condition

This Contract shall be conditional upon the scheme of arrangement for the merger of the Company and Lattice Group plc becoming unconditional and effective by not later than 31st March 2002 or such later date (if any) as the Company and Lattice Group plc may agree and the High Court may allow.

Definitions

For the purposes of this Contract (the “Contract”)

(a)	“Associated Company” means a company whose equity capital (as defined by Section 744 of the Companies Act 1985) is, as to 20% or more but less than 50%, beneficially owned by one or more Group Company and any subsidiary of any such company. For the purposes of this definition subsidiary shall have the meaning ascribed by Section 736 of the Companies Act (as amended).

(b)	“Board” means the Board of Directors of the Company or any sub-committee thereof.

(c)	“Group Company” means any company within the Group.

(d)	“Group” means the Company, any holding company of the Company and subsidiaries of the Company or subsidiaries of any such holding company and any Associated Company of any of them. For the purpose of this definition subsidiary and holding company shall have the meaning ascribed by Section 736 of the Companies Act 1985 (as amended).

(e)	“Confidentiality and Business Protection Agreement” means the Lattice Group plc Confidentiality and Business Protection Agreement.

1.	Office

1.1	You will be retained by the Company as Non-Executive Director and Chairman of the Company. During your service you will perform such duties and exercise such powers as the Board may from time to time reasonably assign to you or may be necessary to discharge your duties as Chairman and such duties and powers as may relate to or concern the business of any Group Company.

2.	Term of Appointment

Your service, subject to Clause 5.1 of this Contract, will continue until terminated by either party giving to the other not less than 12 months’ notice in writing (the “Notice Period”) expiring on any date.

3.	Main Duties and Outside Interests

3.1	During your service you will comply with the company’s Compliance Code and the Company’s Statement of Business Principles and all other policies, rules and regulations issued by the Company.

3.2	You will devote as much time as is necessary to fulfil your duties unless you are prevented by ill health from so doing. You will, if so required, carry out duties for and/or act as director or officer of any Group Company or Associated Company.

3.3	You will not during this service directly or indirectly enter into or be concerned or interested in any other business (other than those already notified to and approved by the Board) and/or take office in any other business except with the prior consent of the Board. Nevertheless, you may be or become a holder for investment purposes of not more than 3 percent of any class of securities listed on any Recognised Stock Exchange. You will be required, on request, to provide the Company with details of such holdings.

3.4	The foregoing is not intended to prohibit your involvement in the activities of relevant professional bodies nor other non-executive directorships, but requires the prior consent of the Board, such consent will not be unreasonably witheld.

4.	Pay and Benefits

4.1	You will receive fees at the rate of £225,000 per year, payable monthly on the 15th of each month two weeks in arrears and two weeks in advance. This will be reviewed by the Board in April of each year provided that the first such review will occur in April 2003. Fees may be increased or decreased. Except in other exceptional circumstances, decreases will only apply if there is a significant reduction in your time commitment from the current level. These fees will, unless otherwise agreed in writing with the Company, be inclusive of all fees and other remuneration which you maybe or become entitled to as Chairman or Director of the Company or any Group Company or Associated Company for the time being.

4.2	Nothing in this Contract will prevent the Company, where it thinks fit, from resolving to pay any temporary additional remuneration or bonus or from providing some other benefit to you on the basis that it will not constitute an increase in fees for the purpose of this Contract.

4.3	At the Company’s discretion you will have the opportunity of participating in the Lattice personal accident and private medical insurance schemes on the terms agreed by the Board for the Executive Directors. The Company may amend, suspend or terminate these schemes or any part thereof, at any time in its absolute discretion and you shall have no continued right to any continued participation in the same. Membership of such schemes is subject to and in accordance with the rules of the relevant schemes as amended from time to time.

4.4	The Company will provide you with a chauffeur, car and fuel expenses for all private and business use under the terms and conditions agreed by the Board, from time to time, to apply to Executive Directors. Provision of this benefit is discretionary and does not form part of your contractual terms and conditions of appointment.

4.5	The Company will reimburse you with the amount of all reasonable hotel, travelling and other expenses properly incurred in the performance of your duties. You will provide evidence of such expenditure to the Company as required.

4.6	The Company reserves the right to deduct from your fees any overpayment of fees or other payments, made by mistake or through misrepresentation or for any other reason. Upon termination of your appointment, the Company may deduct from your final payment, or any other termination payments due, an amount equal to any sums you owe to the Company and you hereby agree to any such deductions.

5.	Termination of Employment

5.1	Your service may be terminated by the Company without notice or payment in lieu of notice if you:

	5.1.1	commit an act of gross misconduct or of gross neglect or a material or repeated breach of an obligation in this Contract or are guilty of conduct tending to bring yourself or the Group or any Group Company into disrepute; or

	5.1.2	have a interim receiving order made against you, become bankrupt or make a composition or enter into any deed or arrangement with your creditors; or

	5.1.3	are convicted of an arrestable criminal offence (other than an office under road traffic legislation for which a fine or non-custodial penalty is imposed); or

	5.1.4	become of unsound mind or become a patient under the Mental Health Act 1983; or

	5.1.5	resign as, or cease to be, a director of the Company; or

	5.1.6	are disqualified from being a director of the Company by reason of an order made by a competent court.

5.2	The termination by the Company of the appointment shall be without prejudice to any claim which the Company may have for damages arising from breach of this Agreement by you.

5.3	If you become ill or are unable properly to perform your duties by reason of ill-health, accident or otherwise for a period of at least 3 months, the Company may terminate your contract for service by giving to you not less than 3 months’ notice in writing.

5.4	You must resign from any office held in the Company or any Group Company or Associated Company if you are asked to do so by the Company. If you do not resign as Chairman and an officer of the Company or any Group Company or Associated Company having been requested to do so the Company will be appointed as your attorney to effect your resignation. By entering into this contract you irrevocably appoint the Company as your attorney to act on your behalf to execute any document or do anything in your name necessary to effect your resignation. If there if any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this Clause, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove that the act of thing falls within that authority.

6.	Confidential Information & Business Protection

You acknowledge that in the ordinary course of your service you will be exposed to information about the Company’s business and the business of other Group Companies and that of the Company’s and the Group Companies’ suppliers and customers which may amount to a trade secret, be confidential or be commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or any of the Group Companies or to the general public and which if disclosed will be liable to cause significant harm to the Company or such Group Companies. You have therefore agreed to accept the restrictions in this clause.

6.1	You will not during the period of your service with the Company;

	6.1.1	sell or seek to sell to anyone information required by you in the course of your service with the Company;

	6.1.2	obtain or seek to obtain any financial or other advantage (direct or indirect) from disclosure of such information.

6.2	You will not either during your service or after its termination without limit in time for your own purposes or for any purposes other than those of the Company of any Group Company (for any reason and in any manner) use of divulge or communicate to any person, firm, company or organisation except to those officials of any Group Company whose province it is to know the same any Confidential Information acquired or discovered by you in the course of your service with the Company relating to private affairs or business of the Company or any Group Company or their suppliers, customers, management or shareholders.

6.3	The restrictions contained in this clause do not apply to:

	6.3.1	any disclosure authorised by the Board or required in the ordinary and proper course of your service or as required by the order of a court of competent jurisdiction or an appropriate regulatory authority or otherwise required by law; or

	6.3.2	any information which you can demonstrate was known to you prior to the commencement of your service with the Company or a Group

Company or is in the public domain otherwise than as a result of a breach by you of this clause 6; or

	6.3.3	any information disclosed to you by a third party who is not bound by any duty of confidence to the Company or any Group Company.

	6.3.4	The provisions of this clause are without prejudice to the duties and obligations to be implied at common law by reason of your service with the Company.

7.	Termination by Reorganisation or Reconstruction

7.1	If there is a “change of control” (as hereinafter defined) and this Contract is terminated by the Company within twelve months of the “change of control” taking effect (excluding a termination in accordance with clause 5 of the Contract) the Company shall, as liquidated damages, pay to you within one month of termination, an amount equal to one year’s fees at the rate current on the date of termination (the “Damages”). No payment will be made if you are offered an equivalent position in the new organisation. For this purpose this Contract is “terminated” when notice is given, or if no notice is given, the date the Contract ends. For the avoidance of doubt, the merger between the Company and Lattice Group plc shall not be such a “change of control”.

7.2	Any payments made under Clause 7.1 above shall be made less any deductions which the Company may be required by law to make including, without limitation, in respect of tax and other statutory deductions, and are conditional on you agreeing to be bound by the restrictive covenants in the Confidentiality and Business Protection Agreement and shall be accepted by you in full and final settlement of all claims which you have or may have against the Company or any subsidiary or associated company arising out of the termination of this Contract and your employment, save for any personal injury claims. It is agreed that the Damages are a genuine pre-estimate of your loss and shall not be reduced by reason of the doctrines of mitigation and accelerated receipt.

7.3	For the purposes of this Contract, a “change of control” shall occur if:

	7.3.1	the Company becomes a subsidiary of another company, unless this is a part of a process of reconstruction under which the Company becomes a subsidiary of another company which is owned by substantially the same shareholders as the shareholders of the Company;

	7.3.2	50% or more of the voting rights for the time being of the Company become vested in any individual or body or group of individuals or bodies acting in concert (as defined in the City Code on Take-Overs and Mergers);

	7.3.3	the right to appoint or remove the majority of the Board becomes vested in any individual or body or group of individuals or bodies sorting in concert (as defined in the City Code on Take-Overs and Mergers);

	7.3.4	all or substantially all of the business, assets and undertakings of the Company becomes owned by any person, firm or company (other than a subsidiary or associated company).

8.	Company Property

8.1	At any time during your service (at the request of the Company) or when your service terminates, you will immediately return to the Company:-

	•	All documents and other material (whether originals or copies) made or compiled by or delivered to you during your service and concerning the Company or any Group Company or Associated Company. You will not retain any copies of any materials or other information; and

• All other property (including your Company car) belonging or relating to the Company or any Group Company or Associated Company which is in your possession or under your control.

9.	Data Protection Act 1998

For the purposes of the Data Protection Act 1998 you give your consent to the holding and processing of personal data provided by you to the Company for all purposes relating to the performance of this Contract, but not limited to:

• administering and maintaining personnel records;

• paying and reviewing fees and other remuneration and benefits;

• providing and administering benefits (including, if relevant life insurance, permanent health insurance and medical and accident insurance);

• taking decisions as to your fitness for work;

10.	Other

10.1	Notice under this Contract will be deemed to be given if sent by either party by registered post addressed to the other party at their last known address, and will be deemed to be given on the day when it would generally be delivered after such posting.

10.2	There are no fixed disciplinary rules applicable to your service. Disciplinary decisions will be taken by the Board as a whole.

10.3	This Contract and the Confidentiality and Business Protection Agreement shall take effect as from the pre-condition being satisfied, from which date all other agreements or arrangements, whether written or oral, express or implied, between you and any Group Company relating to your services shall be deemed to have been cancelled.

10.4	The expiration or determination of this Contract shall not affect those terms which are expressed to operate or have effect after its termination (including the provision set out in the Confidentiality and Business Protection Agreement) and shall be without prejudice to any right of action already secured to either party in respect of a breach of this Contract by the other party.

10.5	This contract is governed by and will be interpreted in accordance with the laws of England and Wales. Each of the parties submits to the exclusive jurisdiction of the English courts as regards any claim or matter arising under this Contract.

10.6	You hereby warrant and represent that you will not be in breach of any existing or former terms of employment applicable to you or of any other obligation binding on you by reason of entering into this Contract.

THIS DOCUMENT is executed as a deed and delivered by the parties on the date set out above.

Signed as a deed and delivered by	)	..............................................
National Grid Group plc	)	..............................................

Signed as a deed and delivered by	)
Sir John Parker in the	)
presence of	)
..............................................
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